Exhibit 99.1

GGP - TRC, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

The following is unaudited consolidated financial information for our subsidiary, GGP —TRC, L.L.C, (“TRCLLC”), formerly known as The Rouse Company L.L.C., as of June 30, 2012 and December 31, 2011 and for the six months ended June 30, 2012 and 2011.

TRCLLC (also, “we” or “us”) is a Delaware limited liability company, formed on November 9, 2010 through voluntary conversion of The Rouse Company Limited Partnership (“TRCLP”) into a limited liability company. TRCLLC is a subsidiary of General Growth Properties, Inc. (“GGP” or the “Company”), a Delaware corporation, which was organized in July 2010 and is a self-administered and self-managed real estate investment trust, referred to as a “REIT”.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of TRCLLC, its subsidiaries and joint ventures in which it has a controlling interest. For consolidated joint ventures, the noncontrolling partner’s share of the assets, liabilities and operations of the joint ventures (generally computed as the joint venture partner’s ownership percentage) is included in noncontrolling interests in consolidated real estate affiliates as a permanent element of capital. All significant intercompany balances and transactions have been eliminated.

Reclassifications

Certain prior period amounts in the consolidated financial statements have been reclassified to conform to the current period presentation as a result of discontinued operations.  TRCLLC distributed various operating properties to GGP during the six months ended June 30, 2012.  Amounts included on the Consolidated Statements of Operations and Comprehensive Loss for properties sold or distributed to GGP have been reclassified to discontinued operations for all periods presented.

Critical Accounting Policies

Critical accounting policies are those that are both significant to the overall presentation of TRCLLC’s financial condition and results of operations and require management to make difficult, complex or subjective judgments.  Our critical accounting policies for the fiscal year ended December 31, 2011 have not changed during the six months ended June 30, 2012.

MANAGEMENT’S DISCUSSION OF TRCLLC OPERATIONS AND LIQUIDITY

Revenues

Tenant rents (which includes minimum rents, tenant recoveries, and overage rents) increased by $2.1 million in the first six months of 2012 as compared to the first six months of 2011.  This increase is primarily as a result of increases in base minimum rent due to increased occupancy and positive lease spreads.

Operating expenses

Operating expenses decreased by $21.0 million primarily due to a $12.4 million decrease in depreciation and amortization and a $1.5 million decrease in property maintenance costs.

Equity in Income of Unconsolidated Real Estate Affiliates

Equity in income of Unconsolidated Real Estate Affiliates for the six months ended June 30, 2012 increased by $16.3 million from 2011, primarily due to activity at our Brazilian joint venture as a result of growth in property operations and acquisitions of $4.1 million, as well as net gains from the purchase of additional interests in and sale of investment properties of $9.1 million.

Cash position and liquidity at June 30, 2012

TRCLLC’s cash and cash equivalents decreased $228.8 million to $213.8 million as of June 30, 2012. The cash position of TRCLLC is largely determined at any point in time by the relative short-term demands for cash by TRCLLC and GGP.  We have $349.5 million of publicly-traded unsecured bonds which mature in 2012.  TRCLLC expects to remain current with respect to its debt obligations and be able to access additional funds as required from GGP.

GGP - TRC, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30,	December 31,
	2012	2011
	(Dollars in thousands)
Assets:
Investment in real estate:
Land	$757,931	$901,274
Buildings and equipment	4,102,599	4,749,122
Less accumulated depreciation	(255,879)	(251,137)
Construction in progress	28,958	38,535
Net property and equipment	4,633,609	5,437,794
Investment in and loans to/from Unconsolidated Real Estate Affiliates	1,244,265	1,725,338
Net investment in real estate	5,877,874	7,163,132
Cash and cash equivalents	213,782	442,559
Accounts and notes receivable, net	40,663	45,894
Deferred expenses, net	31,984	39,057
Prepaid expenses and other assets	324,827	400,401
Total assets	$6,489,130	$8,091,043

Liabilities:

Mortgages, notes and loans payable	$4,017,835	$4,440,481
Accounts payable and accrued expenses	270,750	339,596
Total liabilities	4,288,585	4,780,077

Capital:
Members’ capital	5,186,173	6,118,338
Receivable from General Growth Properties, Inc.	(2,908,516)	(2,778,910)
Accumulated other comprehensive loss	(82,830)	(48,470)
Members’ capital attributable to General Growth Properties, Inc.	2,194,827	3,290,958
Noncontrolling interests in Consolidated Real Estate Affiliates	5,718	20,008
Total capital	2,200,545	3,310,966
Total liabilities and capital	$6,489,130	$8,091,043

GGP - TRC, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Six Months Ended June 30,
	2012	2011
	(Dollars In thousands)
Revenues:
Minimum rents	$173,146	$169,909
Tenant recoveries	83,674	85,571
Overage rents	3,741	3,023
Other	7,268	6,678
Total revenues	267,829	265,181
Expenses:
Real estate taxes	26,983	27,190
Property maintenance costs	9,294	10,810
Marketing	2,838	2,536
Other property operating costs	43,121	43,907
Provision for (recovery of) doubtful accounts	874	(747)
Property management and other costs	15,948	23,960
Depreciation and amortization	89,990	102,351
Total expenses	189,048	210,007
Operating income	78,781	55,174

Interest income	349	339
Interest expense	(108,397)	(108,856)
Loss before income taxes, equity in income of Unconsolidated Real Estate Affiliates, discontinued operations and noncontrolling interests	(29,267)	(53,343)
Provision for income taxes	(418)	(496)
Equity in income of Unconsolidated Real Estate Affiliates	18,390	2,117
Loss from continuing operations	(11,295)	(51,722)
Discontinued operations	787	3,476
Net loss	(10,508)	(48,246)
Allocation to noncontrolling interests	382	981
Net loss attributable to General Growth Properties, Inc.	$(10,126)	$(47,265)

Comprehensive loss:
Net loss	$(10,508)	$(48,246)
Other comprehensive (loss) income:
Foreign currency translation	(34,360)	42,954
Other comprehensive loss	(44,868)	(5,292)
Comprehensive income allocated to noncontrolling interests	382	981
Comprehensive loss, net attributable to General Growth Properties, Inc.	$(44,486)	$(4,311)

GGP - TRC, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF CAPITAL

(UNAUDITED)

	Members’ Capital	Accumulated other comprehensive loss	Receivable from General Growth Properties, Inc.	Noncontrolling Interests in Consolidated Real Estate Affiliates	Total Capital
	(Dollars in thousands)
Balance at January 1, 2011	$7,496,625	$—	$(2,812,817)	$21,416	$4,705,224

Net loss	(47,265)	—	—	(981)	(48,246)
Other comprehensive income	—	42,954	—	—	42,954
Advances to General Growth Properties, Inc.	—	—	(355,907)	—	(355,907)
Distribution to General Growth Properties, Inc.	(449,845)	—	59,824	—	(390,021)
Distributions to noncontrolling interests in Consolidated Real Estate Affiliates	—	—	—	(65)	(65)
Balance at June 30, 2011	$6,999,515	$42,954	$(3,108,900)	$20,370	$3,953,939

Balance at January 1, 2012	$6,118,338	$(48,470)	$(2,778,910)	$20,008	$3,310,966

Net loss	(10,126)	—	—	(382)	(10,508)
Other comprehensive loss	—	(34,360)	—	—	(34,360)
Advances to General Growth Properties, Inc.	—	—	(211,632)	—	(211,632)
Distribution to General Growth Properties, Inc.	(922,039)	—	82,026	(13,901)	(853,914)
Distributions to noncontrolling interests in Consolidated Real Estate Affiliates	—	—	—	(7)	(7)
Balance at June 30, 2012	$5,186,173	$(82,830)	$(2,908,516)	$5,718	$2,200,545

GGP - TRC, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2012	2011
	(in thousands)
Cash flows from operating activities:
Net loss	$(10,508)	$(48,246)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in income (loss) of Unconsolidated Real Estate Affiliates	(18,390)	2,911
Provision for (recovery of) doubtful accounts	867	(738)
Distributions received from Unconsolidated Real Estate Affiliates	11,525	8,169
Depreciation	92,083	150,364
Amortization	5,283	6,354
Amortization of deferred financing costs	—	27
Accretion of debt market rate adjustments	(12,266)	(28,751)
Amortization of intangibles other than in-place leases	12,061	30,048
Straight-line rent amortization	(8,554)	(15,395)
Net loss on dispositions	—	1,487
Decrease in restricted cash	3,540	931
Net changes:
Accounts and notes receivable	5,679	5,607
Prepaid expenses, deferred expenses and other assets	(14,307)	(1,864)
Accounts payable and accrued expenses	(22,695)	(11,486)
Net cash provided by operating activities	44,318	99,418

Cash flows from investing activities:
Development of real estate and property additions/improvements	(30,518)	(45,704)
Proceeds from sales of investment properties	—	131,868
Distributions received from Unconsolidated Real Estate Affiliates in excess of income	19,082	25,213
Increase in investments in Unconsolidated Real Estate Affiliates	(12,921)	(3,408)
Decrease in restricted cash	1,482	2,929
Other, net	59	54
Net cash (used in) provided by investing activities	(22,816)	110,952

Cash flows from financing activities:
Principal payments on mortgages, notes and loans payable	(25,366)	(297,438)
Advances to General Growth Properties, Inc.	(219,706)	(355,907)
Distributions to noncontrolling interests	(7)	(65)
Prepayment of financing fees	(5,200)	—
Deferred financing costs	—	(2,982)
Net cash used in financing activities	(250,279)	(656,392)

Net change in cash and cash equivalents	(228,777)	(446,022)
Cash and cash equivalents at beginning of period	442,559	903,630
Cash and cash equivalents at end of period	$213,782	$457,608

GGP - TRC, L.L.C., A SUBSIDIARY OF GENERAL GROWTH PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(UNAUDITED)

	Six Months Ended June 30,
	2012	2011
	(in thousands)
Supplemental disclosure of cash flow information:

Interest paid	$121,294	$156,327
Interest capitalized	118	325
Income taxes paid	—	932
Non-Cash Transactions:
Change in accrued capital expenditures incurred in accounts payable and accrued expenses	$(3,506)	$(141)
Non-Cash Distribution to GGPLP:
Assets	$1,256,510	$—
Liabilities	(410,810)	—